EXHIBIT 23



                              ACCOUNTANTS' CONSENT




     We have issued our report dated September 6, 2001, accompanying the consolidated financial statements of Kentucky First Bancorp, Inc. which are incorporated within the Annual Report on Form 10-KSB for the year ended June 30, 2001. We hereby consent to the incorporation by reference of said report in the Corporation's Form S-8.




/s/ Grant Thornton LLP


Cincinnati, Ohio
September 6, 2001